Wednesday, February 28, 2001

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Bancorp, Inc. Announces Increased Year End Earnings and an Increased Dividend for Shareholders

Lakeville, Connecticut, February 28, 2001/PRNewswire...Salisbury Bancorp, Inc. (AMEX:SAL) the holding company for Salisbury Bank and Trust Company reported fourth quarter earnings of $845,000 or $.58 per diluted share and net earnings of $2,849,000 or $1.92 per diluted share for the year ended December 31, 2000. This compares to fourth quarter earnings of $755,000 or $.50 per diluted share and net earnings of $2,693,000 or $1.78 per diluted share for the year ended December 31, 1999. The improvement in earnings can be attributed to an increase in net interest income resulting from the growth in earning assets, the movement of interest rates and management's continuing efforts to control operating expenses.

During the year 2000, Salisbury Bancorp, Inc. declared a cash dividend each quarter of $.13 per share and a year end special cash dividend of $.25 per share. Accordingly, total dividends for the year amounted to $.77 per share. Recognizing the fact that the special dividend paid by the Company is a reflection of earnings each quarter, the Board has decided to increase the Company's regular quarterly dividends in lieu of the declaration of a special dividend. At their February 26, 2001 meeting, the Directors of Salisbury Bancorp, Inc. voted to increase the regular quarterly dividend to $.21 per share beginning with the first quarter of 2001. The $.21 per share dividend will be paid on April 27, 2001 to shareholders of record as of March 30, 2001.

While the Board anticipates continuing the $.21 per share quarterly dividend and eliminating any annual special dividends, resulting in projected aggregate dividends for 2001 in the amount of $.84 per share, investors should be aware that the declaration and payment of all dividends are dependent upon the condition and earnings of the Company.

Salisbury Bancorp, Inc. became the holding company for Salisbury Bank and Trust Company on August 24, 1998. The Bank is a community bank operating full service banking offices in Lakeville, Salisbury and Sharon, Connecticut. It has served the communities of Northwestern Connecticut and proximate communities in New York and Massachusetts for approximately 150 years.